For Immediate Release

FORWARD INDUSTRIES REPORTS RECORD THIRD QUARTER RESULTS:

NET SALES MORE THAN DOUBLE TO $13.11 MILLION DRIVEN BY CONTINUED STRENGTH
OF "IN-BOX" CELL PHONE PRODUCT SALES

QUARTERLY EPS OF $.33 VS. $.05

Pompano Beach, FL, July 25, 2005 - Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carrying case solutions, today announced record results for its fiscal third quarter and nine months ended June 30, 2005.

Fiscal Third Quarter 2005 Financial Highlights - Compared to fiscal third quarter 2004:

  Net sales increased $7.86 million or 150% to a record $13.11 million.

  Cell phone product sales increased $7.23 million or 324% to $9.46 million, driven by three major "in-box" programs with Nokia and Motorola.

  Overall demand for diabetic cases remained strong as sales rose $480,000 or 20% to $2.84 million.

  Sales of other carrying solutions rose $140,000 or 21% to $810,000.

  Net income increased more than seven times to a record $2.57 million or $.33 per diluted share, from $346,000 or $.05 per diluted share.

Fiscal Nine Month 2005 Financial Highlights - Compared to the nine months ended June 30, 2004:

  Net sales increased $18.52 million or 126% to a record $33.26 million.

  Cell phone product sales increased $16.11 million or 256% to $22.41 million.

  Revenues from diabetic cases rose $1.50 million or 22% to $8.31 million.

  Sales of other carrying solutions increased $910,000 or 56% to $2.54 million.

  Net income increased more than fivefold to a record $5.95 million or $.82 per diluted share, from $1.03 million or $.16 per diluted share.

The tables below set forth the Company's unaudited, condensed consolidated statements of income for the three- and nine-month periods ended June 30, 2005 and 2004, the unaudited, condensed consolidated balance sheet as of June 30, 2005, and the audited, consolidated balance sheet as of September 30, 2004 and are derived from the Company's unaudited, condensed consolidated financial statements included in its Form 10-QSB filed today with the Securities and Exchange Commission.  Please refer to the Form 10-QSB for complete financial statements and further information regarding the Company's results of operations and financial condition relating to the three- and nine-month periods ended June 30, 2005, as well as the Company's Form 10-KSB for the fiscal year ended September 30, 2004 for additional information.

Forward Industries, Inc. News Release July 25, 2005	Page 2

Jerome E. Ball, Chairman and Chief Executive Officer of Forward, commented: "In the third quarter we achieved substantial revenue increases across all of our product lines.  We are especially pleased with the strength of our OEM cell phone product sales, which continue a trend of sharp, sequential revenue increases established in the first quarter of our 2005 fiscal year to levels that are well above historical norms. This revenue trend was largely driven by three major "in-box" programs (two with Motorola and one with Nokia), which comprised 61% and 56% of our net sales for the three-and nine-month periods ended June 30, 2005, respectively; one of these programs alone accounted for 47% and 39% of revenues in such respective periods. Based on current confirmed and anticipated orders for existing "in-box" programs, we expect this trend of increasing revenues to continue into our fourth fiscal quarter.  Whether this trend continues beyond that period depends on the timing of the decline of the product cycle for these three programs as well as on the strength of new in-box business that replaces them, which is difficult to assess at this time."

Mr. Ball continued, "Our robust sales growth and relatively fixed cost structure enabled us once again to decrease operating expenses as a percentage of sales to 11% in the third quarter from 27% in the prior year's quarter.  The growth in our top line, coupled with a relatively modest increase in operating expenses, produced the highest quarterly diluted earnings per share in the Company's history of $.33.  Our earnings per share increase from the the 2004 quarter is even more remarkable when you consider that our weighted average shares increased 19% and our tax provision increased $661,000."

Mr. Ball further stated, "With regard to the Company's financial position, we closed the third quarter with $10.3 million in cash, no long-term debt, and working capital of $17.2 million.  During the quarter, Forward received nearly $1.4 million from the exercise of stock options granted under our 1996 Stock Incentive Plan, thus further strengthening our cash position.  Approximately 660,000 stock options held by executives and other employees are presently in the money and are expected to be exercised, including 370,000 options that expire on or before December 31, 2005. The exercise of these options would have a further dilutive effect on earnings per share in future quarters."

Mr. Ball concluded, "We look forward to reporting our results for our fiscal 2005 fourth quarter, which will complete a record-breaking year."

About Forward Industries
Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the "Motorola" brand name.  Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission, that could cause actual results to differ materially from those reflected in any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Lauren Barbera
(954) 419-9544		(212) 836-9610
lbarbera@equityny.com
www.theequitygroup.com

Forward Industries, Inc. News Release July 25, 2005	Page 3

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Net sales	$13,108,194	$5,245,886	$33,262,367	$14,739,854
Cost of goods sold	8,377,983	3,447,207	21,169,445	9,786,723
Gross profit	4,730,211	1,798,679	12,092,922	4,953,131

Operating expenses:
Selling	848,944	800,630	2,381,753	2,209,963
General and administrative	591,851	617,920	1,885,500	1,635,575
Total operating expenses	1,440,795	1,418,550	4,267,253	3,845,538

Income from operations	3,289,416	380,129	7,825,669	1,107,593

Other income (expense):
Interest income	30,328	4,762	51,948	8,955
Other income (expense) - net	(58,665)	(10,092)	(45,929)	5,692
Total other income (expense)	(28,337)	(5,330)	6,019	14,647

Income before provision for income taxes	3,261,079	374,799	7,831,688	1,122,240
Provision for income taxes	689,567	28,600	1,879,520	94,911

Net income	$2,571,512	$346,199	$5,952,168	$1,027,329

Net income per common and common equivalent share
Basic	$0.37	$0.06	$0.90	$0.17
Diluted	$0.33	$0.05	$0.82	$0.16

Weighted average number of common and common equivalent shares outstanding
Basic	7,041,600	6,204,808	6,631,992	6,110,321
Diluted	7,835,059	6,599,780	7,306,463	6,447,131

Forward Industries, Inc. News Release July 25, 2005	Page 4

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2005	2004
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$10,314,149	$ 4,487,415
Accounts receivable - net	9,740,655	3,609,559
Inventories	1,197,024	811,694
Prepaid expenses and other current assets	139,792	190,076
Deferred tax asset	511,561	164,413
Total current assets	21,903,181	9,263,157

Property, plant, and equipment - net	269,359	264,043
Deferred tax asset	--	617,199
Other assets	44,467	44,967
TOTAL ASSETS	$22,217,007	$10,189,366

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,606,555	$ 1,813,543
Accrued expenses and other current liabilities	1,059,088	757,026
Total current liabilities	4,665,643	2,570,569

Commitments and contingencies

Shareholders' equity:
Preferred stock, 4,000,000 authorized shares, par value $.01; none issued	--	--
Common stock, 40,000,000 authorized shares, par value $.01; 7,969,931 and 6,789,931 shares issued at June 30, 2005 and September 30, 2004, respectively (including 563,493 held in treasury at such dates)	79,699	67,899
Paid-in capital	12,916,938	8,948,339
Retained earnings (accumulated deficit)	5,407,886	(544,282)
	18,404,523	8,471,956
Less: Cost of shares in treasury	(853,159)	(853,159)
Total shareholders' equity	17,551,364	7,618,797

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$22,217,007	$10,189,366